Exhibit 99

News Release

ATK Completes Acquisition of Blount Ammunition Business

ATK Positioned to Deliver 15-Percent Average Annual EPS Growth

Summary - ATK has completed the acquisition of the ammunition business of Blount International, Inc., making the company the nation's leading producer of small-caliber ammunition, accelerating new product development, and providing a bridge to civil and law enforcement ammunition markets. The acquisition keeps ATK on a path to continue to deliver 15-percent average annual EPS growth. - End Summary

Minneapolis, Dec. 10, 2001 - ATK (Alliant Techsystems, NYSE: ATK) announced today that it has completed the acquisition of the ammunition business of Blount International, Inc., Montgomery, Ala. in exchange for approximately 3 million shares of ATK stock valued at approximately $235 million.

The Blount ammunition business manufactures small-caliber ammunition and other related products, and is one of the country's leading suppliers of law enforcement ammunition. The product portfolio includes such well-known brands as Federal®, Speer®, CCI®, RCBS®,Outers®, Ram-Line®, WeaverTM, Simmons®, and Redfield®. The business has approximately 1,700 employees and operations in seven states.

Paul David Miller (PDM), chairman and chief executive officer, said the accretive acquisition offers significant benefits from every perspective.

"From a strategic standpoint, it makes ATK the nation's leading producer of small-caliber ammunition," said PDM. "It also accelerates new product development in areas like environmentally friendly and less lethal ammunition - and bridges ATK into the civil and law enforcement markets.

"The acquisition provides significant operating benefits as well, including procurement synergies in raw material and manufacturing efficiencies that can maximize plant capabilities.

"And from a financial perspective, it keeps us on glide slope to continue to achieve our commitment of 15-percent annual earnings per share growth, accelerates sales growth to $2 billion annually, and improves overall financial ratios.

"We are approaching the Blount acquisition on the heels of the very successful integration of Thiokol Propulsion. Melding Thiokol's operations into our Aerospace Group was accomplished ahead of schedule, and the company is making significant contributions to our operating results. We intend to apply the same energy, discipline, and focused approach as we blend the Blount ammunition business with ATK."

ATK is a $1.7 billion aerospace and defense company with leading positions in propulsion, composite structures, munitions, and precision capabilities. The company, which is headquartered in Edina, Minn., employs approximately 11,400 people and has two business groups: Aerospace and Defense. ATK news and information can be found on the Internet at www.atk.com.

The statements included in this news release relating to sales and earnings per share growth are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual events to differ materially from those anticipated, general economic and market conditions, changes in the business or results of operations of ATK, changes in governmental spending and budgetary policies, the company's competitive environment, the outcome of contingencies, including litigation and environmental remediation, in addition to other factors identified in ATK's filings with the Securities and Exchange Commission.